SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

LIPID SCIENCES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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April 25, 2003

To our Stockholders:

      You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Lipid Sciences, Inc. (the “Company”) to be held at our principal executive offices at 7068 Koll Center Parkway, Suite 401, Pleasanton, California on Thursday, May 29, 2003 at 8:00 a.m., Pacific Daylight Time. Enclosed are a notice to stockholders, a proxy statement describing the business to be transacted at the meeting, and a proxy card for use in voting at the meeting.

      At the Annual Meeting, you will be asked to vote on the important matters described in detail in the notice of the 2003 Annual Meeting and proxy statement accompanying this letter. There also will be an opportunity for you to ask questions and receive information about the business of the Company.

      Included with the proxy statement is a copy of the Company’s Annual Report to Stockholders. We encourage you to read the Annual Report. It includes information on the Company’s operations as well as the Company’s audited financial statements.

      Please take this opportunity to participate in the affairs of the Company by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person.

      We look forward to seeing you at the meeting.

Sincerely,

Richard G. Babbitt
Chairman of the Board of Directors

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING AND DESIRE TO WITHDRAW YOUR PROXY, YOU MAY VOTE IN PERSON AND YOUR PROXY WILL BE WITHDRAWN.

7068 Koll Center Parkway, Suite 401 — Pleasanton, CA 94566 — Tel 925-249-4000 — Fax 925-249-4040

April 25, 2003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 29, 2003

To our Stockholders:

      The Annual Meeting of Stockholders of Lipid Sciences, Inc., a Delaware corporation (the “Company” or “Lipid Sciences”), will be held on Thursday, May 29, 2003 at 8:00 a.m., Pacific Daylight Time, at our principal executive offices located at 7068 Koll Center Parkway, Suite 401, Pleasanton, California for the purpose of considering and voting upon the following matters:

1. To elect two persons to serve as Class I Directors for a three-year term;

2. To transact such other business as may properly come before the meeting or any adjournments thereof.

      The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

      Only stockholders of record at the close of business on April 7, 2003 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

      All stockholders eligible to vote at the Annual Meeting are cordially invited to attend the meeting in person. Any stockholder attending the meeting may vote in person even if such stockholder previously signed and returned a proxy.

By Order of the Board of Directors,

Richard G. Babbitt
Chairman of the Board of Directors

Pleasanton, California

April 25, 2003

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL ONE: ELECTION OF DIRECTORS
Board of Directors
MANAGEMENT
Security Ownership of Certain Beneficial Owners and Management
Executive Compensation
Section 16(a) Beneficial Ownership Reporting Compliance
Certain Relationships and Related Transactions
REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT PUBLIC ACCOUNTANTS
PERFORMANCE GRAPHS
STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
2002 ANNUAL REPORT
APPENDIX A: AUDIT COMMITTEE CHARTER

i

Lipid Sciences, Inc.

7068 Koll Center Parkway, Suite 401
Pleasanton, California 94566

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

      The enclosed proxy is solicited on behalf of the Board of Directors of Lipid Sciences, Inc. (the “Board”) for use at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 29, 2003 at 8:00 a.m., Pacific Daylight Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at our principal executive offices at 7068 Koll Center Parkway, Suite 401, Pleasanton, California.

      These proxy solicitation materials were mailed on or about April 25, 2003 to all stockholders entitled to vote at the Annual Meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Shares Outstanding

      Stockholders of record at the close of business on April 7, 2003 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 21,141,455 shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”), were issued, outstanding and entitled to vote at the Annual Meeting.

Revocability of Proxies

      Any proxy given in accordance with this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company, at the address for the Company indicated above, a written notice of revocation or a duly executed proxy in either case bearing a later date or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

      If a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the shares.

Solicitation

      Solicitation of proxies may be made by Directors, Officers and other employees of the Company by personal interview, telephone, facsimile or other method. No additional compensation will be paid for such service. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the stockholders, will be borne by the Company. The Company may reimburse the reasonable charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold shares of Common Stock.

Vote and Quorum Required

      Holders of the Common Stock are entitled to one vote for each share held as of the record date. Votes may be cast either in person or by proxy.

      The presence, in person or by properly executed proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the meeting. Shares of holders that are present in person or represented by proxy at the meeting, including shares that do not vote with respect to the proposal, will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

      Proposal One: Election of members of the Board is by a plurality of the votes cast by the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. As a result, the two nominees receiving the greatest number of votes for their election will be elected. Abstentions and broker “non-votes” and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will have no effect on the outcome of the vote for the election of Directors.

Vote for Matter on Proxy

      If the enclosed proxy card is properly signed and returned prior to the Annual Meeting with instructions on how to vote, the shares represented by such proxy will be voted in accordance with the stockholder’s directions.

      If the enclosed proxy card is properly signed and returned prior to the Annual Meeting without instructions on how to vote, the shares represented by such proxy will be voted FOR the Director nominees listed on the proxy card.

Additional Matters at the Annual Meeting

      The Company does not know of any other matters that will be considered at the Annual Meeting. If a stockholder proposal that was excluded from this proxy statement is brought before the Annual Meeting, the proxies will be voted against the proposal. If any other matters arise at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

PROPOSAL ONE:     ELECTION OF DIRECTORS

Nominees

      The Board is currently divided into three classes. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are duly elected and qualified. One of three classes is elected each year at the Annual Meeting to succeed the Directors whose terms are expiring. At the Annual Meeting, the terms for the Directors in Class I, II and III of the Board expire in 2006, 2004, and 2005, respectively.

      The Board has nominated William A. Pope and S. Lewis Meyer, Ph.D. to be elected at the Annual Meeting as Class I Directors.

      The Company expects each nominee for election as a Director at the Annual Meeting to be able to serve if elected. If any nominee is unable to serve if elected, proxies will be voted in favor of such substitute nominee as may be nominated by the Board.

      The principal occupation and certain other information is set forth below regarding the nominees for election at the Annual Meeting and the other members of the Board whose terms of office will continue after the Annual Meeting. Information about the share ownership of the nominees and other Directors can be found on page 7.

The Board of Directors recommends

a vote FOR each of the nominees listed above.

Board of Directors

      The names of and certain other information regarding the members of the Board and the nominees are set forth in the table below.

Name	Age	Position with the Company

Richard G. Babbitt(C)(1)(2)(4)	77	Chairman of the Board
S. Lewis Meyer, Ph.D.(A)(4)	58	President, CEO and Director
H. Bryan Brewer, Jr., M.D.(B)(1)	64	Director
Frank M. Placenti(B)(1)(2)(3)(4)	49	Director
William A. Pope(A)	46	Director
Gary S. Roubin, M.D., Ph.D.(C)(2)(3)	54	Director

(A)	Nominated as Class I Director. If elected, term of office as a Director will continue until the Annual Meeting of Stockholders to be held in 2006 or until his successor has been duly elected and qualified or until his earlier resignation or removal.

(B)	Class II Director. Term of office as a Director will continue until the Annual Meeting of Stockholders to be held in 2004 or until his successor has been duly elected and qualified or until his earlier resignation or removal.

(C)	Class III Director. Term of office as a Director will continue until the Annual Meeting of Stockholders to be held in 2005 or until his successor has been duly elected and qualified or until his earlier resignation or removal.

 (1) Current member of the Nominating and Corporate Governance Committee.

 (2) Current member of the Audit Committee.

 (3) Current member of the Compensation Committee.

 (4) Current member of the Executive Committee.

      Pursuant to the Stock Purchase Agreement among Sun NZ, L.L.C. (“Sun NZ”), NZ Corporation (“NZ”) and pre-merger Lipid Sciences, Sun NZ, a large stockholder of the Company, has the right to nominate one-third of the Company’s Directors if our entire Board consists of nine or more persons or two Directors if our entire Board consists of eight or fewer persons. This right is subject to reduction or elimination if Sun NZ fails to meet minimum shareholding requirements set forth in such stock purchase agreement. Mr. Pope, a Director of the Company, is the President and a Director of Sun NMA, Inc. (“SunNMA”), the Managing Member of Sun NZ. Sun Chase Holdings, Inc. is the principal stockholder of SunNMA. Messrs. Pope and Placenti were both nominated by Sun NZ to be members of our Board.

The Directors

      Richard G. Babbitt. Mr. Babbitt was elected to our Board and has served as Chairman since September 2002 and is currently Chairman of the Audit Committee and a member of the Nominating and Corporate Governance and the Executive Committees of the Board. Mr. Babbitt served as Chairman of the Board of Directors of Inamed Corporation, a medical device company that develops, manufactures and markets a diverse line of medical devices including breast implants for both aesthetic and reconstructive purposes, a range of dermal products to correct facial wrinkles and the LAP-BAND and BIB systems used to treat severe and morbid obesity, from 1998 to July 2002. Prior to 1998, Mr. Babbitt held the positions of Chief Executive Officer and President of Inamed Corporation. Before joining Inamed, he was associated with DNA Technologies, Inc., Ben Hogan Company, B.I. Industries, American Safety Equipment Corporation, Welsh Manufacturing and Medical Supply Company in Chief Executive Officer and Board positions. Mr. Babbitt is a graduate of Purdue University, where he received his Bachelor of Science and Bachelor of Naval Science and Tactics. He also served as an Officer in the United States Marine Corps.

      S. Lewis Meyer, Ph.D. Dr. Meyer became the President and Chief Executive Officer of the Company on April 14, 2003 and has served as a member of our Board since July 2002. He also is a member of the Executive Committee of the Board. From June 1993 until December 2001, Dr. Meyer served as President and Chief Executive Officer of Imatron, Inc., a company engaged in designing, manufacturing and marketing a high performance electron beam tomography scanner. From April 1991 until joining Imatron, Dr. Meyer was Vice President, Operations of Otsuka Electronics (U.S.A.), Inc., Fort Collins, Colorado, a manufacturer of clinical MRI systems and analytical NMR spectrometers. From August 1990 to April 1991, he was a founding partner of Medical Capital Management, a company engaged in providing consulting services to medical equipment manufacturers, imaging services providers and related medical professionals. Prior to founding Medical Capital Management, he was Founder, President and Chief Executive Officer of American Health Services Corp. (now Insight Health Services), a publicly held developer and operator of a nationwide network of diagnostic imaging and treatment centers. Dr. Meyer has also served on the Board of Directors of a variety of public and private companies generally in the fields of medical technology and biotech and currently is a Director of Lexrite Labs and Opticon Medical, privately held, development stage biotech companies. Until 1998, Dr. Meyer was a member of the Board of Directors of the American Electronics Association (AEA). Dr. Meyer received his Bachelor of Science in physics from the University of the Pacific and his Masters and Doctorate degrees in physics from Purdue University.

      H. Bryan Brewer, M.D. Dr. H. Bryan Brewer has served as a member of our Board since October 2002, has been a member of the Company’s Scientific Advisory Board (SAB) since March 2001, and is currently a member of the Nominating and Corporate Governance Committee of the Board. Dr. Brewer is the Chief of the Molecular Disease Branch at the National Heart, Lung, and Blood Institute, National Institutes of Health (NIH), in Bethesda, Maryland, a position he has held since 1976. His research led to the first published sequences for human plasma apolipoproteins, the initial determination of plasma apolipoproteins metabolism in normal and hyperlipidemic individuals, and the identification of multiple gene defects leading to genetic dyslipoproteinemias. More recently, Dr. Brewer pioneered the use of transgenic mice and rabbits, as well as recombinant adenovirus vectors to identify genes that modulate lipoprotein metabolism and the development of atherosclerosis. Dr. Brewer has been the recipient of the JD Lane Investigator Award from the Public Health Service, the Heinrich Wieland Prize from the Federal Republic of Germany and the Public Health Service Commendation, Meritorious Service and Distinguished Service medals from the NIH. He has served as a member of the Board of National Cholesterol Education Program, which established U.S. treatment guidelines for patients with hyperlipidemia. He has published more than 400 original reports and 70 reviews and book chapters on the subjects of genetic dyslipoproteinemias, lipoprotein metabolism, and atherosclerosis. Dr. Brewer earned his Bachelor of Science from Johns Hopkins University, and Doctorate of Medicine from Stanford University School of Medicine. He completed his internship and residency training in internal medicine at Massachusetts General Hospital in Boston, Massachusetts.

      Frank M. Placenti. Mr. Placenti has served as a member of our Board since November 2001. He currently serves as Chairman of the Nominating and Corporate Governance Committee, and as a member of the Executive, the Compensation and the Audit Committees of the Board. Mr. Placenti has been a partner in the international law firm of Bryan Cave LLP since March 1997, where he heads the firm’s Phoenix Corporate Finance and Transaction Practice Groups and serves as a Co-Leader of the firm’s Transaction Client Service Group. Prior to that time, Mr. Placenti was a partner in the law firm of Brown and Bain, P.C., from April 1994 to March 1997. His practice emphasizes the representation of public companies in mergers, acquisitions, financings and corporate governance matters.

      William A. Pope. Mr. Pope has served as a member of our Board since the merger of NZ and pre-merger Lipid Sciences in November 2001. Mr. Pope has served as a Director of NZ since 1994. Mr. Pope served as President and Chief Executive Officer of NZ from June 1994 until November 1997. Since 1993, Mr. Pope has served as President and Chief Executive Officer of SunChase Holdings, Inc. and its affiliated companies. Prior to 1993, Mr. Pope served as Executive Vice President and Chief Operating Officer of SunChase Holdings, Inc. and its affiliated companies. In the United States, SunChase Holdings, Inc. is engaged in the business of acquiring, developing, managing and marketing residential and commercial properties. Mr. Pope also is the President and a Director of Sun NMA, Inc., the Managing Member of Sun NZ, a large stockholder of the Company. Sun Chase Holdings, Inc. is the principal stockholder of Sun NMA, Inc.

      Gary S. Roubin, M.D., Ph.D. Dr. Roubin has served on our Board since May 2000 and is currently a member of the Audit and Compensation Committees of the Board. Since 1997, Dr. Roubin has been the Chief of Endovascular Services at Lenox Hill Hospital in New York. From November 1989 to October 1997, he was Professor of Medicine and Radiology and Director of the Cardiac Catheterization Laboratories and Intervention Cardiology Section at the University of Alabama at Birmingham Hospital. He is a Fellow of the Royal Australian College of Physicians, the American College of Cardiology, the Council on Clinical Cardiology of the American Heart Association, the Society for Cardiac Angiography and Intervention, Society for Vascular Medicine and Biology, and the International Society of Endovascular Specialists. Dr. Roubin attended medical school at the University of Queensland where he completed his degree in 1975. He received a Doctorate in Cardiovascular Physiology from Sydney University in 1983. In 1995, he was awarded a Doctorate in Medicine from the University of Queensland for his basis and clinical research in the development of coronary stenting.

Board Meetings and Committees

      The Board held a total of 10 meetings during the fiscal year ended December 31, 2002. In addition to meetings, the Board and its committees reviewed and acted upon matters by unanimous written consent. During this period, each Director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he served. The Company has a standing Executive Committee, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

      The current members of the Executive Committee of the Board are Mr. Babbitt, Mr. Placenti and Dr. Meyer. The principal function of the Executive Committee is to serve in an advisory capacity to the Board and as a resource for management. The Executive Committee does not have the power to act instead of or on behalf of the Board unless specifically authorized by the Board.

      The current members of the Audit Committee of the Board are Mr. Babbitt, Mr. Placenti and Dr. Roubin. The principal functions of the Audit Committee are to recommend engagement of the Company’s independent auditors, to consult with the Company’s auditors concerning the scope of the audit and to review with them the results of their examination, to review and approve any material accounting policy changes affecting the Company’s operating results and to review the Company’s financial control procedures and personnel. The Audit Committee held three meetings during the fiscal year ended December 31, 2002. The Board has determined that members Mr. Babbitt, Mr. Placenti and Dr. Roubin of the Audit Committee are “Independent Directors” as defined in Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers, Inc. with respect to Nasdaq listed companies.

      The current members of the Compensation Committee of the Board are Mr. Placenti and Dr. Roubin. The Compensation Committee determines compensation and benefits for the members of the Board and the Company’s Executive Officers. The Compensation Committee held four meetings during the fiscal year ended December 31, 2002.

      The current members of the Nominating and Corporate Governance Committee are Mr. Babbitt, Dr. Brewer and Mr. Placenti. The Nominating Committee reviews potential candidates for service on the Board. The Nominating and Corporate Governance Committee held six meetings during the fiscal year ended December 31, 2002. All the nominees up for election as Directors presently are members of the Board and were recommended by the Nominating and Corporate Governance Committee and nominated for re-election by the Board. Any stockholder who wishes to recommend a prospective Board nominee for the Nominating Committee to consider can write to the Nominating and Corporate Governance Committee, Lipid Sciences, Inc., 7068 Koll Center Parkway, Suite 401, Pleasanton, California 94566.

Compensation of Directors

      Only non-employee Directors receive compensation for service on our Board. In connection with their initial election to the Board, each non-employee Director, other than Mr. Babbitt, was granted an option to purchase 80,000 shares of our Common Stock. In connection with his initial election as Chairman of the Board, Mr. Babbitt was granted an option to purchase 125,000 shares of our Common Stock. Options granted to a non-employee Director generally vest as to one-third of the shares subject to the option on the date of grant, another one-third on the first anniversary of the date of grant and the remaining one-third on the second anniversary of the date of grant, subject to automatic acceleration of vesting if the Director is not nominated by the Board to stand for re-election or if nominated, is not reelected by our stockholders at any time prior to the second anniversary of the date of grant. In addition, each non-employee Director is paid $2,500 per month and $1,500 for each Board meeting attended. Directors who serve on committees of our Board are also paid $1,500 for each committee meeting attended. Directors who serve on multiple committees of our Board are compensated for attendance at only one committee meeting if multiple meetings occur on the same day, except the per day maximum compensation shall not apply to an Executive Committee member’s attendance at a meeting of the Audit Committee or service as a member of the Audit Committee. All Directors are reimbursed for expenses incurred in connection with their service on our Board.

MANAGEMENT

Executive Officers

      Our Executive Officers, and their ages as of March 31, 2003, are as follows:

Name	Age	Position with the Company

S. Lewis Meyer, Ph.D.*	58	President, CEO and Director
Sandra Gardiner	37	Chief Accounting Officer
Marc Bellotti	51	Vice President — Research and Development
Jo-Ann B. Maltais, Ph.D.	54	Vice President — Scientific Affairs
Dale L. Richardson	47	Vice President — Business Development

*	S. Lewis Meyer, Ph.D. Dr. Meyer became our President and Chief Executive Officer on April 14, 2003. Dr. Meyer’s biography is located on page 4 under “Proposal One: Election of Directors — The Directors.”

      Sandra Gardiner. Ms. Gardiner became our Chief Accounting Officer in January 2003. From February 2001 to December 2002, Ms. Gardiner was the Controller and Director of Administration for the Company. From January 1994 to January 2001, she was associated with Cardima, Inc., a manufacturer of catheter-based systems to improve the diagnosis and therapy of electrophysiologic disorders, as Corporate Controller for the first four years and as Director of Finance and Administration for the last three years. Prior to joining Cardima, Ms. Gardiner served as Corporate Controller for Comac, Inc. from March 1991 to December 1993. Ms. Gardiner began her biotechnology career with Advanced Cardiovascular Systems, currently a division of Guidant, in 1988, holding several positions in the Internal Audit, Accounting and Finance departments. Ms. Gardiner received her Bachelor of Administration in Management Economics from the University of California at Davis.

      Marc Bellotti. Mr. Bellotti became Vice President — Research and Development in January 2003. He joined the Company in July 2001 as Vice President — Product Development. Prior to joining Lipid Sciences, Mr. Bellotti was employed by Baxter Healthcare Corporation for 25 years. Mr. Bellotti’s most recent positions at Baxter were Director of Product Development for Rapid Prototyping and Fabrication-Advanced Design Center and, prior to that, for the Renal Division. Mr. Bellotti received both his Master of Engineering in Biomedical Engineering and his Bachelor of Science in Biomedical Engineering from the Rensselaer Polytechnic Institute.

      Jo-Ann Maltais, Ph.D. Dr. Maltais became Vice President — Scientific Affairs in August 2000. Dr. Maltais has over 17 years of experience in research and product development, clinical trials, quality assurance and regulatory affairs, sales and marketing support and customer support of extracorporeal medical devices. From 1990 to 2000, she served in various executive positions for Gambro AG and its subsidiaries, most recently as the Head of Scientific Affairs for Gambro Healthcare, Inc. Gambro AG is a company in the kidney dialysis industry. From 1984 to 1990, Dr. Maltais served as Manager, Corporate Microbiology for Minntech Corporation, a manufacturer of dialysis products. From 1979 to 1983, Dr. Maltais worked for the FDA. Dr. Maltais has a Bachelor of Science in Biology and Chemistry from Long Island University and a Doctorate in Microbiology from the University of New Hampshire and a Postdoctoral Fellowship at the University of Minnesota. She is the author of several scientific papers and inventor on eight patents.

      Dale L. Richardson. Mr. Richardson became Vice President — Business Development in January 2003. From August 2000 to December 2002 he served as Vice President — Marketing and Sales. From 1996 to 2000, he was with Fresenius AG, a company in the kidney dialysis and apheresis industries, spending his last two years there as President and Chief Operating Officer of Fresenius Hemotechnology, Inc. For the two years prior to Fresenius, Mr. Richardson was Senior Vice President, Marketing and Sales for McKesson Corporation, a drug distribution company. Mr. Richardson began his medical career with Davol, Inc., a medical products company and a subsidiary of C.R. Bard, Inc., in 1981 working up from sales representative to Vice President — Sales over a ten-year period. He then managed International Marketing, followed by worldwide Sales and Marketing responsibility and finally was promoted to Vice President, Blood Management Products. Mr. Richardson received his Bachelor of Science in Business Administration from California State University, Hayward and his Masters in Business Administration from West Coast University in Los Angeles.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 31, 2003 (i) by each of our Directors, (ii) by each of our Executive Officers named in the Summary Compensation Table on page 10, (iii) by all Directors and Executive Officers as a group, and (iv) by each person who is known by us to own beneficially more than 5% of our Common Stock.

			Percent of
	Number of		Common
	Shares		Stock
	Beneficially		Beneficially
Beneficial Owner	Owned(1)(3)		Owned(2)(3)

Directors and Named Executive Officers
Richard G. Babbitt	100,000	(4)	*
S. Lewis Meyer, Ph.D.	83,332	(4)	*
Gary S. Roubin, M.D., Ph.D.	209,234	(4)	*
William A. Pope	1,582,534	(5)	7.5%
Frank M. Placenti	93,333	(4)	*
H. Bryan Brewer, Jr., M.D.	156,927	(4)	*
Phillip C. Radlick, Ph.D.	831,677	(6)	3.9%
Barry D. Michaels	144,510	(7)	*
Marc Bellotti	111,454	(8)	*
Dale L. Richardson	145,432	(9)	*
Jan Johansson, M.D., Ph.D.	55,215	(10)	*
Directors and Executive Officers as a group (8 persons)	2,482,246	(11)	11.7%
5% Stockholders
Bill E. Cham, Ph.D.	4,808,347	(12)	22.7%
190 Woodlands Drive Thornlands, Queensland 4157 Australia

			Percent of
	Number of		Common
	Shares		Stock
	Beneficially		Beneficially
Beneficial Owner	Owned(1)(3)		Owned(2)(3)

KAI International, LLC	4,755,013	(13)	22.5%
190 Woodlands Drive Thornlands, Queensland 4157 Australia
Robert E. & Margaret M. Petersen Living Trust	2,004,455	(14)	9.5%
6420 Wilshire Boulevard Los Angeles, California 90048
Sun NZ, LLC	1,480,181	(15)	7.0%
3010 E. Camelback Road Suite 100 Phoenix, Arizona 85016
Bosko Djordevic	1,502,029	(16)	7.1%
264 South La Cienega Boulevard Suite 215 Beverly Hills, California 90211
Aaron Grunfeld	1,994,668	(17)	9.4%
10390 Santa Monica Boulevard, 4th Floor Los Angeles, California 90025

*	Indicates beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1)	Unless otherwise indicated below, each stockholder named in the table has sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws.

(2)	All shares of Common Stock subject to options currently exercisable or exercisable within 60 days after March 31, 2003, are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Percentage of ownership is based on 21,141,455 shares of Common Stock outstanding as of March 31, 2003.

(3)	With respect to each of the Directors, the number of shares beneficially owned and the percentage of the class do not include any shares that may be deemed to be beneficially owned by the Directors due to the Standstill and Release Agreement dated as of December 2, 2002, by and among Dr. Cham, KAI International, Inc., the Company and the Members of the Board other than Dr. Cham. See “Certain Relationships and Related Transactions” on page 13.

(4)	Represents shares of Common Stock issuable upon exercise of stock options.

(5)	Includes 70,810 shares of Common Stock issuable to Mr. Pope upon exercise of stock options. Based on information contained in the Schedule 13D (Amendment No. 3) filed by Sun NZ, Sun NMA, Inc. and William A. Pope with the Securities and Exchange Commission (the “SEC”) on December 12, 2001, Sun NZ owns 1,480,181 shares of Common Stock. Mr. Pope, as the President and a Director of Sun NMA, the Managing Member of Sun NZ, is deemed to have beneficial ownership and shared voting and dispositive power with respect to the shares of Common Stock owned by Sun NZ. Also, Mr. Pope is deemed a beneficial owner of 4,938 shares of Common Stock he holds as custodian for his children and 22,312 shares of Common Stock that Mr. Pope holds indirectly through Sterling Pacific Assets, Inc., which he controls.

(6)	Includes 831,477 shares of Common Stock issuable upon exercise of stock options. Dr. Radlick resigned as the President and Chief Executive Officer of the Company effective October 15, 2002. In accordance with the terms of his stock option agreement, any options he held that were vested as of the date of his resignation will continue to be exercisable until May 28, 2003, after which all beneficially owned shares subject to stock options that have not been exercised will be forfeited.

(7)	Mr. Michaels’ employment with the Company terminated effective January 28, 2003. Of the shares he beneficially owns, 142,910 represent the number of shares of Common Stock subject to options exercisable as of the date of Mr. Michaels’ employment termination. In accordance with the terms of Mr. Michaels’ stock option agreement, no additional shares that are subject to his option will become exercisable following the date of his employment termination, his option will expire on April 2, 2011, and all beneficially owned shares subject to his option that have not been exercised prior to that date will be forfeited.

(8)	Represents shares of Common Stock issuable upon exercise of stock options, of which 3,248 shares of Common Stock are subject to stock options that will become exercisable within 60 days of March 31, 2003.

(9)	Represents shares of Common Stock issuable upon exercise of stock options, of which 6,496 shares of Common Stock are subject to stock options that will become exercisable within 60 days of March 31, 2003.

(10)	Dr. Johansson’s employment with the Company terminated effective January 28, 2003. The number of shares beneficially owned by Dr. Johansson represents the number of shares of Common Stock subject to options exercisable as of the date of Dr. Johansson’s employment termination. In accordance with the terms of Dr. Johansson’s stock option agreement, no additional shares that are subject to his option will become exercisable following the date of his employment termination, his option will expire on May 28, 2003 and all beneficially owned shares subject to his option that have not been exercised prior to that date will be forfeited.

(11)	Includes shares of Common Stock issuable upon exercise of stock options, of which 19,488 shares of Common Stock are subject to stock options that will become exercisable within 60 days of March 31, 2003. The aggregate number of shares beneficially owned by Directors and Executive Officers does not include shares beneficially owned by Dr. Radlick, Mr. Michaels and Dr. Johansson, none of who were employed as Executive Officers of the Company as of March 31, 2003.

(12)	Based on information contained in the Schedule 13D and Schedule 13D (Amendment No. 1) filed by KAI International, LLC (“KAI International”), Bill E. Cham and Tania R. Chase with the SEC on February 4, 2003 and December 10, 2001, respectively, KAI International owns 4,755,013 shares of Common Stock. Dr. Cham and Ms. Chase, as the Managing Members of KAI International, are deemed to have beneficial ownership and shared voting and dispositive power with respect to the shares of Common Stock owned by KAI International. In addition, Dr. Cham has options to purchase 80,000 shares of Common Stock, 53,334 of which are exercisable within 60 days of March 31, 2003. Dr. Cham and KAI International have granted an irrevocable proxy to certain Directors relating to the voting of their Common Stock. See “Management — Certain Relationships and Related Transactions” on page 13.

(13)	Based on information contained in the Schedule 13D and Schedule 13D (Amendment No. 1) filed by KAI International, Bill E. Cham and Tania R. Chase with the SEC on February 4, 2003 and December 10, 2001, respectively. Dr. Cham and Ms. Chase, as the Managing Members of KAI International, are deemed to have beneficial ownership and shared voting and dispositive power with respect to the shares of Common Stock owned by KAI International. Dr. Cham and KAI International have granted an irrevocable proxy to certain Directors relating to the voting of their Common Stock. See “Management — Certain Relationships and Related Transactions” on page 13.

(14)	Based on the information contained in the Schedule 13D filed by the Robert E. Petersen & Margaret M. Petersen Living Trust (the “Trust”), and its trustees, Robert E. Petersen and Margaret M. Petersen, with the SEC on December 10, 2001. According to such filing, Mr. and Mrs. Petersen are deemed to have beneficial ownership and shared voting and dispositive power with respect to all of the shares owned by the trust based on their status as the trustees of the Trust.

(15)	Based on information contained in the Schedule 13D (Amendment No. 3) filed by Sun NZ, L.L.C. (“Sun NZ”), Sun NMA, Inc. (“Sun NMA”), and William A. Pope with the Securities and Exchange Commission (the “SEC”) on December 12, 2001, Sun NZ owns 1,480,181 shares of Common Stock. Mr. Pope, as the President and Director of Sun NMA, the Managing Member of Sun NZ, is deemed to have beneficial ownership and shared voting and dispositive power with respect to the shares of Common Stock owned by Sun NZ.

(16)	Based on information contained in the Schedule 13D filed by Mr. Djordevic with the SEC on April 16, 2002.

(17)	Based on information contained in the Schedule 13D filed by Mr. Grunfeld with the SEC on May 7, 2002. Pursuant to a Voting Trust Agreement, entered into as of April 25, 2002, by MDB Capital Group LLC, a California limited liability company (“MDB”), Christopher A. Marlett, the Christopher A. Marlett Living Trust and Aaron Grunfeld, as voting trustee, Mr. Grunfeld, as voting trustee, became the registered holder of the 1,979,077 shares of Common Stock deposited into the trust for certain business and regulatory purposes of MDB and Mr. Marlett. The Voting Trust Agreement may be terminated by Mr. Marlett or MDB, acting jointly or severally, 61 days following receipt of written notice by the Mr. Grunfeld. The remaining 15,591 shares of Common Stock beneficially owned by Mr. Grunfeld were acquired by Mr. Grunfeld pursuant to the merger of NZ and pre-merger Lipid Sciences. Shares held by Mr. Grunfeld as voting trustee revert back to Mr. Marlett or MDB, as the case may be, upon termination of the Voting Trust Agreement.

Executive Compensation

      The following table sets forth the total compensation received in the years ended December 31, 2002, 2001 and 2000 by our former Chief Executive Officer and the four other most highly paid Executive Officers of the Company who were serving as Executive Officers at the end of fiscal year ended December 31, 2002. We refer to these Officers as the “Named Executive Officers.”

Summary Compensation Table

				Long Term
				Compensation
	Annual
	Compensation			Securities
				Underlying	All Other
Name and Principal Position	Year	Salary($)		Options	Compensation($)

Phillip C. Radlick, Ph.D.	2002	220,211	(1)	—	129,100	(2)
Former President and	2001	250,000		—	336	(3)
Chief Executive Officer	2000	145,833	(4)	1,599,020	—
Dale L. Richardson	2002	227,756		—	1,152	(3)
Vice President —	2001	200,000		—	354	(3)
Business Development	2000	75,000	(5)	155,902	—
Barry D. Michaels	2002	225,000		—	648	(3)
Former Chief Financial Officer	2001	138,173	(6)	311,804	2,827	(7)
Marc Bellotti	2002	200,000	(8)	—	1,152	(3)
Vice President —
Product Development
Jan Johansson, M.D., Ph.D.	2002	200,000	(9)	—	1,152	(3)
Former Vice President — Clinical Development and Research

(1)	Dr. Radlick resigned as the President and Chief Executive Officer of the Company effective October 15, 2002. The amount under the heading “Salary” reflects his salary prorated through the date of his resignation and the fees and other benefits he received during fiscal 2002 as compensation for his services to the Company as an advisor.

(2)	The amount under the heading “All Other Compensation” includes $125,000, which was paid to Dr. Radlick as severance in connection with his resignation from the Company and premiums totaling $4,100 for term life insurance paid by the Company for the benefit of Dr. Radlick.

(3)	The amount under the heading “All Other Compensation” represents premiums paid by the Company for term life insurance for the benefit of the Named Executive Officer.

(4)	Dr. Radlick became President and Chief Executive Officer of the Company in June 2000. Accordingly, the salary amount with respect to the fiscal year ended December 31, 2000 is a prorated amount reflecting the amount he was paid during fiscal year ended December 31, 2000 for services he performed as President and Chief Executive Officer.

(5)	Mr. Richardson became Vice President-Sales and Marketing of the Company in August 2000. Accordingly, the salary amount with respect to the fiscal year ended December 31, 2000 is a prorated amount reflecting the amount he was paid during fiscal year ended December 31, 2000 for services he performed as an Executive Officer. In January 2003, Mr. Richardson became Vice President — Business Development.

(6)	Mr. Michaels became Chief Financial Officer of the Company in May 2001. Accordingly, the salary amount with respect to the fiscal year ended December 31, 2001 is a prorated amount reflecting the amount he was paid during fiscal year ended December 31, 2001 for services he performed as an Executive Officer. Mr. Michaels’ employment with the Company terminated effective January 28, 2003.

(7)	The amount under the heading “All Other Compensation” represents $2,557 as reimbursement for relocation expenses and $270 for term life insurance premiums paid by the Company with respect to Mr. Michaels.

(8)	Mr. Bellotti became Vice President — Product Development in July 2001, but was not a designated Named Executive Officer for years prior to fiscal year ended December 31, 2002. In January 2003, Mr. Bellotti became Vice President — Research and Development.

(9)	Dr. Johansson became Vice President — Clinical Development and Research in September 2001, but was not a designated Named Executive Officer for years prior to fiscal year ended December 31, 2002. Dr. Johansson’s employment with the Company was terminated effective January 28, 2003.

No Option Grants in 2002

      The Company did not grant to any of the Named Executive Officers in the fiscal year ended December 31, 2002 options to purchase shares of Common Stock or stock appreciation rights.

Option Holdings as of December 31, 2002

      During the fiscal year ended December 31, 2002, none of the Named Executive Officers exercised options to purchase Common Stock. The following table sets forth information relating to number of shares of Common Stock underlying unexercised options held by the Named Executive Officers as of the end of fiscal year ended December 31, 2002. None of the Named Executive Officers held in-the-money options as of the fiscal year ended December 31, 2002, based upon the closing sales price of Common Stock on December 31, 2002, of $1.23 per share, as reported on the Nasdaq National Market.

Number of Shares Subject to Unexercised Options

As of December 31, 2002

	Number of
	Securities Underlying
	Unexercised Options
	at December 31, 2002

Name	Exercisable	Unexercisable

Phillip C. Radlick, Ph.D.	779,510	779,510
Dale L. Richardson	94,191	61,711
Barry D. Michaels	129,919	181,885
Marc Bellotti	58,463	97,439
Jan Johansson, M.D., Ph.D.	48,720	107,182

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

      Following is information regarding employment contracts, termination of employment and change-in-control arrangements for our Named Executive Officers listed in the Summary Compensation Table on Page 10.

      Employment Agreements with Mr. Richardson and Mr. Bellotti. Each of Mr. Richardson and Mr. Bellotti has an employment agreement with the Company. Both employment agreements contain substantially similar provisions. The term of each agreement is for one year and automatically renews for additional one-year terms unless either the Company or the Officer gives notice at least 60 days prior to the expiration of the current term of the party’s intent not to renew. Either the Officer or the Company may terminate the agreement and the Officer’s employment, without cause, upon thirty days’ written notice. However, if the Officer’s employment is terminated by the Company other than for good cause, the employment agreement provides for the Officer to enter into a consulting arrangement with the Company for 12 months. As consideration for the Officer’s consulting services, the Officer will continue to receive salary and benefits from the Company during the period he serves as a consultant. However, if the Officer obtains new full-time employment during the consulting period, any salary paid to the Officer pursuant to his new employment will be offset against the amount the Company is obligated to pay under the consulting arrangement.

      Resignation of Dr. Radlick. Dr. Radlick resigned as President and Chief Executive Officer of the Company effective as of October 15, 2002. The Company paid Dr. Radlick, as severance in connection with his resignation from the Company, a lump sum cash amount equal to $125,000. Dr. Radlick continued to serve the Company as an advisor through February 28, 2003. As compensation for Dr. Radlick’s services as an advisor, the Company paid him a fee of $125,000 over the advising period and the cost of medical, dental and life insurance during that period. Pursuant to his resignation agreement, Dr. Radlick agreed to release the Company and its related parties from any claims that Dr. Radlick may have accrued against the Company and its related parties as of the date of his resignation.

      Separation Agreements with Mr. Michaels and Dr. Johansson. Mr. Michaels and Dr. Johansson served as the Chief Financial Officer and Vice President-Clinical Development and Research of the Company, respectively. Mr. Michaels and Dr. Johansson each entered into separation agreements with the Company in connection with the termination of their respective employment with the Company that became effective January 28, 2003.

      Pursuant to the separation agreements with each of Mr. Michaels and Dr. Johansson, the Company will continue to pay the Officers their salary for a period of 13 months, in the case of Mr. Michaels, and seven months, in the case of Dr. Johansson. The Officers will also be entitled to continue to participate in the Company’s employee benefit plans at the Company’s cost through the last day of the period during which they receive their salary continuation or the date that the Officer becomes eligible to participate in another employer’s benefit plans, if this occurs earlier. In return for these payments and benefits, the Officers agreed to release the Company and its related parties from any claims that the Officers might have accrued against the Company and its related parties as of the date their respective employment with the Company ended.

      Stock Option Agreements. All of the Named Executive Officers have entered into stock option agreements with the Company. The stock option agreements provide that in the event of a change in control of the Company, the vesting of the Officers’ stock option awards will accelerate by the number of months such awards have previously vested.

Compensation Committee Interlocks and Insider Participation

      During 2002 none of our Executive Officers served on the Board of Directors or Compensation Committee of another company, that had an Executive Officer serve on our Board or our Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors and Executive Officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such Officers, Directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

      To the Company’s knowledge, based solely on our review of copies of such forms received by the Company with respect to Fiscal 2002, or written representations from certain reporting persons, we believe that during Fiscal 2002 all of our Directors and Executive Officers and persons who own more than 10% of our Common Stock have complied with the reporting requirements of Section 16(a) except as follows: Mr. Babbitt filed a late Form 3 disclosing his initial statement in connection with his appointment to the Board; each of Dr. Meyer, Mr. Christopher A. Marlett, a former member of the Board, Dr. Bill E. Cham, a former member of the Board, Mr. Placenti, Mr. Pope and Dr. Roubin filed a late Form 4 disclosing the grant to each of an option to purchase 80,000 shares; Hana Berger Moran, a former Executive Officer, filed a late Form 4 disclosing a grant of an option to purchase 155,902 shares.

Certain Relationships and Related Transactions

      Prior to the merger with NZ, Lipid Sciences entered into a Stock Purchase Agreement with Sun NZ pursuant to which Lipid Sciences purchased 1,505,402 shares of NZ Common Stock at a price per share of $8.00. Sun NZ is a large stockholder of the Company and William A. Pope, a Director of the Company, is the President and a Director of the Managing Member of Sun NZ. The stock purchase agreement also provides for the right of Sun NZ to nominate one-third of our Directors if our entire Board of Directors consists of nine or more persons or two Directors if our entire Board of Directors consists of eight or fewer persons, subject to reduction or elimination of those rights if Sun NZ fails to meet minimum shareholding requirements. The right of Sun NZ to nominate some of our Directors is set forth in our Articles of Incorporation.

      In December 1999, we entered into an Intellectual Property License Agreement to obtain the exclusive worldwide rights to certain patents, trademarks, and technology with Aruba International Pty. Ltd., an Australian company, controlled by Bill E. Cham, Ph.D., a founding stockholder of pre-merger Lipid Sciences and a former Director. As consideration for the license, we issued Aruba 4,677,060 shares of our Common Stock with a value of $250,000, 10% of any External Research Funding received by us to further this technology, as defined by the agreement and $250,000 upon commencement of our initial human clinical trial utilizing the technology under the patents. Under this agreement, we are obligated to pay Aruba a continuing royalty on revenue generated under the agreement in future years, subject to a minimum annual royalty amount of $500,000. In satisfaction of the initial $500,000 royalty payment due in 2000, we paid Aruba cash of approximately $350,000 and issued Aruba 66,817 shares of our Common Stock valued at $150,000. Our initial human clinical trial commenced during the three-month period ended June 30, 2002. For the years ended December 31, 2002 and 2001, we have expensed approximately $750,000 and $850,000, respectively, related to this agreement. Prior to the merger, Aruba transferred all of its shares of pre-merger Lipid Sciences common stock to KAI International and the shares were converted into shares of our Common Stock pursuant to the merger.

      In November 2001, we entered into a Service Agreement with Karuba International Pty. Ltd., an Australian company controlled by Dr. Cham. Also in November 2001, we entered into a Deed that binds Dr. Cham to the terms of the Service Agreement. Under the Service Agreement, Dr. Cham is obligated to provide the Company technical assistance, as well as know-how, materials, trademarks, copyrights and technology, which is useful in or necessary toward the development, optimization and/or commercialization of any composition of matter, method or processes of the patents licensed under the Intellectual Property License Agreement between the Company and Aruba International Pty, Ltd. Under the Service Agreement, we are required to pay Karuba an annual fee of approximately $198,000. The agreement automatically renews every year. Either party may terminate the agreement, without cause, upon thirty days’ written notice. However, if we terminate the agreement, we will be required to pay Karuba an amount equal to one third of the annual fee. For the years ended December 31, 2002 and 2001, approximately $279,000 and $19,000, respectively, was paid to Karuba under this agreement, of which $9,100 and $19,000 is included in accounts payable in December 31, 2002 and 2001, respectively.

      In June 2001, we engaged MDB Capital Group, LLC (“MDB Capital Group”) as our financial advisor in the merger with NZ. The engagement letter commits the Company to pay MDB Capital Group an advisory fee. Christopher Marlett, a former Director and Chairman of the Board of the Company is a principal at MDB Capital Group. In December 2001, we paid MDB Capital Group approximately $446,000, which represents a portion of the advisory fee and is based on 5% of the cash and cash equivalents of the Company immediately after the merger, as compared to pre-merger Lipid Sciences’ cash and cash equivalents immediately prior to the merger. The remainder of the advisory fee is based on 5% of the gross sales of the Company’s pre-merger assets during the two-year period after the closing of the merger, the Company’s assets on the two-year anniversary of the merger and the net operating income of the Company derived from the Company’s pre-merger assets during the two-year period after the closing of the merger. We paid approximately $1,400,000 of the advisory fee during the twelve months ended December 31, 2002. We anticipate the remainder of the advisory fee to be approximately $825,000. Our adoption of a formalized plan to dispose of all Real Estate Segment assets by March 31, 2003 will likely result in payment of substantially all MDB Capital Group’s advisory fees by third quarter 2003.

      In February 2003, Dr. Cham, then a member of our Board, and KAI International, a company Dr. Cham founded and of which he is a Managing Member, entered into a Proxy, Standstill and Release Agreement dated as of December 2, 2002 (the “Agreement”), with Lipid Sciences and all members of our Board other than Dr. Cham (the “Director Parties”). The Agreement was entered into in connection with certain understandings reached by Dr. Cham and the Director Parties regarding the resolution of issues that had arisen with respect to certain corporate governance matters in relation to the Company, its employees, customers and stockholders.

      Pursuant to the Agreement, KAI International and Dr. Cham have agreed, among other things, to (i) a standstill period wherein neither they nor any party on their behalf shall solicit or induce a proxy or other authority to vote with respect to any voting of the securities of the Company until the day immediately after the 2004 Annual Meeting of our stockholders (the “Standstill Period”); (ii) until the end of the Standstill Period, vote their shares at every meeting of our stockholders called, and on every action or approval by written consent of our stockholders, in accordance with the recommendation of the Director Parties, subject to certain limitations that make the arrangement consistent with regulatory constraints and except with respect to a vote of our stockholders to remove Dr. Cham as a Director of Lipid Sciences (Dr. Cham resigned as a Director subsequent to the execution of the Agreement); (iii) deliver to Lipid Sciences an irrevocable proxy wherein each of KAI International and Dr. Cham irrevocably appointed the Director Parties with full power of substitution, as their attorneys and proxies with the authority to vote any and all shares of the Common Stock held by KAI International and Dr. Cham with respect to any meeting of our stockholders during the Standstill Period; and (iv) release and forever discharge Lipid Sciences and the Director Parties from claims that arise out of the actions of Lipid Sciences, its management or the Board taken prior to date of the Agreement.

      We have entered into indemnification agreements with each of our Directors and Executive Officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with Lipid Sciences.

REPORT OF THE COMPENSATION COMMITTEE

      As members of the Compensation Committee, it is our responsibility to determine the most effective total executive compensation strategy, based upon the business needs of the Company and consistent with stockholders’ interests, to administer the Company’s executive compensation plans, programs and policies, to monitor corporate performance and its relationship to compensation of Executive Officers, and to make appropriate recommendations concerning matters of compensation. During the year ended December 31, 2002, the Compensation Committee consisted of three independent, non-employee Directors, Dr. Meyer*, Mr. Placenti and Dr. Roubin.

      Compensation Philosophy. The major goals of the compensation program are to align compensation with the attainment of key business objectives and to enable the Company to attract, retain and reward capable executives who can contribute to the continued success of the Company. Three key goals form the basis of compensation decisions for all employees of the Company:

1. To attract and retain the most highly qualified management and employee team;

2. To pay competitively compared to similar companies and to provide appropriate reward opportunities for achieving high levels of performance compared to similar organizations in the marketplace; and

3. To motivate executives and employees to achieve the Company’s annual and long-term business goals and encourage behavior toward the fulfillment of those objectives.

      As a result of this philosophy, the Company’s executive compensation program consists of base salary, participation in equity-based incentive plans and standard benefits.

      Factors. Since the Company is in the development stage, the use of traditional performance standards (such as profit levels and return on equity) is not appropriate in evaluating the performance of the Executive Officers. In particular, the unique nature of the biotechnology industry, specifically the absence of revenues and the fact that larger market forces have a greater impact on the Company’s stock performance than actual Company achievements, makes it difficult to tie performance objectives to standard financial considerations. The primary factors that were considered in establishing the components of each Executive Officer’s compensation package for the fiscal year ended December 31, 2002 are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors, such as different measures of strategic performance, for future fiscal years.

      Base Salary. The Compensation Committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with similar companies in comparable stages of development.

      Base salary represents the fixed component of the executive compensation program. Determination of base salary levels is established on an annual review of marketplace competitiveness with similar companies, and on individual performance. Periodic increases in base salary relate to individual contributions evaluated against established objectives, relative marketplace competitiveness levels, length of service, and the industry’s annual competitive pay practice movement.

      Stock Plans. Executive Officers of the Company are eligible to receive awards under the Company’s 2002 Performance Equity Plan. The primary objective of granting stock options to Executive Officers is to provide an incentive to employees to make decisions and take actions that maximize long-term stockholder value. Subject to the terms of the Company’s 2002 Performance Equity Plan, the Compensation Committee determined the terms and conditions of the stock options granted to Executive Officers, including the exercise price and vesting schedule applicable to each stock option.

      Compensation for the Chief Executive Officer. In addition to the factors describe above for all Executives, the Compensation Committee considers the degree to which the Company has attained the strategic objectives identified for a particular year in determining the compensation of the President and Chief

Executive Officer. The Compensation Committee may also consider the achievement of any other individual goals that have been established for the President and Chief Executive Officer.

      The former President and Chief Executive Officer, Dr. Radlick, who resigned effective as of October 15, 2002, had previously entered into an employment agreement with Lipid Sciences on June 1, 2000, which the Company assumed in connection with the merger with NZ. The salary of Dr. Radlick for fiscal 2002 was determined in accordance with his employment agreement. In 2002, Dr. Radlick did not receive a base salary increase and was not granted any stock options, which is consistent with the underlying market conditions and was considered appropriate. Dr. Radlick’s employment agreement was superseded by his resignation agreement with the Company in connection with his resignation from the Company. The terms of his resignation agreement are described above.

      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to publicly held companies for compensation in excess of $1 million paid to the Named Executive Officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company generally intends to structure the stock options granted to its Executive Officers in a manner that complies with this statute to mitigate any disallowance of deductions under Section 162(m). However, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be in excess of the limit when the Compensation Committee believes such payment is appropriate, after taking into consideration changing business conditions, the Executive Officer’s performance and the best interests of the Company’s stockholders.

      Summary. The Compensation Committee believes its compensation strategy, principles and practices result in a compensation program tied to stockholder returns and linked to the achievement of annual and longer-term financial and operational results of the Company.

Dated: April 9, 2003

Lipid Sciences, Inc.
Compensation Committee Members:

S. Lewis Meyer, Ph.D., Chairman*
Frank M. Placenti
Gary S. Roubin, M.D., Ph.D.

      *Dr. Meyer was a member and Chairman of the Compensation Committee at the time the report was approved by the Compensation Committee. Subsequent to the approval of the report, Dr. Meyer resigned from the Compensation Committee immediately prior to his appointment as President and Chief Executive Officer of the Company on April 14, 2003.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee of the Board currently consists of Richard G. Babbitt*, Frank M. Placenti and Gary S. Roubin, M.D., Ph.D., each of whom is independent as defined in the Nasdaq Stock Market’s listing standards. The Company’s Board has adopted a written charter for the Company’s Audit Committee that is attached as Appendix A. The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The management of Lipid Sciences is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and the Company’s internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States. The independent auditors are responsible for expressing an opinion as to the Company’s financial statements in conformity with accounting principles generally acceptable in the United States of America.

      In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as currently in effect. The Audit Committee also considered whether the provision by the Company’s independent auditors of non-audit services to the Company is compatible with maintaining the independent auditor’s independence. Finally, the Audit Committee received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as currently in effect, and has discussed the independent auditors’ independence with the independent auditors.

      The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audits of the Company’s financial statements have been carried out in accordance with auditing standards generally accepted in the United States of America, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that the Company’s auditors are in fact “independent.”

      The Committee has been advised by Lipid Sciences that the total fees billed in fiscal year 2002 by Deloitte & Touche LLP, the Company’s independent auditors, related to 2002 work were $567,476. Of that amount, an aggregate of $215,425 was for their audit of our annual financial statements for the fiscal year ended December 31, 2002, for their review of the interim financial statements included in our quarterly reports on Form 10-Q for the 2002 fiscal year, and for review of registration statements. The fees of Deloitte & Touche LLP for all other services rendered to our Company during the fiscal year ended December 31, 2002 totaled $352,051, and was primarily for tax related services. Deloitte & Touche LLP was not engaged by Lipid Sciences during fiscal 2002 to perform any financial information systems and design services. The Audit Committee believes the non-audit services provided by Deloitte & Touche LLP are compatible with maintaining their independence.

      *Mr. Babbitt replaced S. Lewis Meyer, Ph.D., who was a member and the Chairman of the Audit Committee at the time the report was approved by the Audit Committee. Subsequent to the approval of the report, Dr. Meyer resigned from the Audit Committee immediately prior to his appointment as President and Chief Executive Officer of the Company on April 14, 2003.

      Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited financial statements be included in Lipid Science’s Annual Report on Form 10-K for the last fiscal year ended December 31, 2002.

Dated: March 19, 2003

Lipid Sciences, Inc.
Audit Committee Members:

S. Lewis Meyer, Ph.D., Chairman**
Frank M. Placenti
Gary S. Roubin, M.D., Ph.D.

INDEPENDENT PUBLIC ACCOUNTANTS

      Deloitte & Touche LLP audited the Company’s financial statements for its fiscal year ended December 31, 2002. The Board expects that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting and will be available to respond to appropriate questions.

      The Audit Committee has reviewed the audit and non-audit services performed by Deloitte & Touche LLP, as well as the fees charged for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence.

      The Company has not yet engaged independent public accountants to audit the Company’s financial statements for fiscal year 2003. The Audit Committee is in the process of evaluating prospective audit firms.

Change of Independent Accountants

      As a part of the merger with NZ, the Company dismissed its independent accountants, Ernst & Young LLP, on November 15, 2001. Neither the Board of Directors nor Audit Committee specifically approved the dismissal, but the Board of Directors approved the merger with NZ, whose independent accountants Deloitte & Touche LLP have continued in that role.

      The Company believes there were no disagreements with Ernst & Young LLP within the meaning of Instruction 4 of Item 304 of Regulation S-K as to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure in connection with the audits of pre-merger Lipid Sciences’ financial statements for the period from inception (May 21, 1999) to December 31, 2000 or for any subsequent interim period, which disagreements if not resolved to its satisfaction would have caused Ernst & Young LLP to issue an adverse opinion or a disclaimer of opinion. Further, their report on the financial statements for the period from inception (May 21, 1999) to December 31, 2000 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

      During the period from inception (May 21, 1999) and through the present, there have been no reportable events (as defined in Item 304 of Regulation S-K) with Ernst & Young LLP.

      **Dr. Meyer was a member and the Chairman of the Audit Committee at the time the report was approved by the Audit Committee. Subsequent to the approval of the report, Dr. Meyer resigned from the Audit Committee immediately prior to his appointment as President and Chief Executive Officer of the Company on April 14, 2003.

      The Company has not consulted with any other independent accountants regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on pre-merger Lipid Sciences’ financial statements during the period from inception (May 21, 1999) through November 15, 2001.

Audit Fees

      The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for that fiscal year, and for review of registration statements were $215,425.

Financial Information Systems Design and Implementation Fees

      No services were performed by, or fees incurred to, Deloitte & Touche LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002.

All Other Fees

      The aggregate fees billed by Deloitte & Touche LLP for services rendered to the Company, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees”, for the fiscal year ended December 31, 2002 were $352,051. Such non-audit related services included primarily tax consultation, tax preparation and other consultations.

      The Audit Committee has determined that the provision by Deloitte & Touche LLP of non-audit services to us in 2002 is compatible with Deloitte & Touche LLP maintaining their independence.

PERFORMANCE GRAPHS

      The first graph set forth below compares the cumulative total stockholder return for the Common Stock with the cumulative total return for the Nasdaq Composite Index and the Nasdaq Biotechnology Index over an eighteen-month period, beginning June 30, 2001, and ending December 31, 2002. The indices used in this performance graph are different from those used in years prior to the merger of NZ and pre-merger Lipid Sciences. Prior to the merger, the business of NZ was primarily as a real-estate holding and short-term lending company; whereas we are a development-stage, biotechnology company. Also, prior to the merger, NZ’s common stock traded on the American Stock Exchange; whereas our Common Stock trades on the Nasdaq National Market. We believe the Nasdaq Composite Index and the Nasdaq Biotechnology Index provide a relevant comparison for future reporting by us.

      The second graph set forth below compares the cumulative stockholder return for NZ’s common stock with the cumulative return for the AMEX Market Index and an industry index composed of SIC Code index 6510 companies (Real Estate Operators and Lessors) and SIC Code index 6153 companies (Short-Term Business Credit Institutions) over approximately a four-year period, beginning on December 31, 1997 and ending November 29, 2001, the closing date of the merger of NZ and pre-merger Lipid Sciences. The AMEX Market Index and SIC Code 6510 index were used by NZ in prior years and are included this year for comparative purposes. The SIC Code 6150 index, which was also used by NZ in prior years, was not included this year since, to our knowledge, there are no longer any publicly traded companies classified under that SIC Code. The SIC Code 6153 index has been included because we believe it provides a relevant comparison to NZ’s performance.

      The total stockholder return assumes (i) the investment of $100 at the beginning of the period in the Common Stock and each of the applicable indices and (ii) the reinvestment of all dividends.

COMPARE 18-MONTH CUMULATIVE TOTAL RETURN AMONG LIPID SCIENCES, INC.,

NASDAQ COMPOSITE INDEX AND NASDAQ BIOTECHNOLOGY INDEX

TOTAL RETURN INDEX

ASSUMES $100 INVESTED ON JUNE 30, 2001

	6/30/01	9/30/01	12/31/01	3/31/02	6/30/02	9/30/02	12/31/02

LIPID SCIENCES, INC.	100.00	165.41	182.59	130.59	109.39	61.18	28.94
NASDAQ BIOTECHNOLOGY INDEX	100.00	73.26	89.65	76.24	50.31	45.86	49.01
NASDAQ COMPOSITE INDEX	100.00	69.41	90.40	85.61	67.95	54.49	62.16

COMPARE 4-YEAR CUMULATIVE TOTAL RETURN AMONG

LIPID SCIENCES, INC., AMEX MARKET INDEX AND SIC CODE INDICES (6150 AND 6153)

TOTAL RETURN INDEX

ASSUMES $100 INVESTED ON DECEMBER 31, 1997

	December 31,				November 29,

	1997	1998	1999	2000	2001

LIPID SCIENCES, INC.	100.00	117.95	61.54	36.92	102.77
AMEX MARKET INDEX	100.00	101.74	131.43	137.01	126.60
SIC CODE 6510 INDEX	100.00	62.55	47.21	18.86	33.08
SIC CODE 6153 INDEX	100.00	54.68	45.55	45.43	53.12

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      Proposals of stockholders of the Company which are intended to be presented at the Company’s 2004 Annual Meeting of Stockholders and included in the Company’s proxy soliciting material must be received by the Secretary of the Company, in accordance with rules of the Securities and Exchange Commission, no later than December 27, 2003.

      Proposals of stockholders of the Company which are intended to be presented at the Company’s 2004 Annual Meeting of Stockholders, but are not intended to be included in the Company’s proxy soliciting material, must be received by the Secretary of the Company no earlier than February 10, 2004 and no later than March 11, 2004.

2002 ANNUAL REPORT

      The Company’s 2002 Annual Report, including audited financial statements for the fiscal years ending December 31, 2002, 2001 and 2000, are being forwarded to each person who is a stockholder of record as of April 7, 2003, together with this proxy statement.

      A copy of the Company’s 2002 Annual Report on Form 10-K is available without charge to those stockholders who would like more detailed information concerning the Company. If you desire a copy of that document, please send a written request to Investor Relations, Lipid Sciences, Inc., 7068 Koll Center Parkway, Suite 401, Pleasanton, California 94566, or telephone: (925) 249-4031.

THE BOARD OF DIRECTORS

Pleasanton, California

April 25, 2003

      YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

APPENDIX A

LIPID SCIENCES, INC.

AUDIT COMMITTEE CHARTER

Organization

      There shall be a Committee of the Board of Directors to be known as the Audit Committee. The Audit Committee shall be composed of Directors who are independent of the management of the Corporation and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a Committee member.

Statement of Policy

      The Audit Committee shall provide assistance to the Corporation’s Directors in fulfilling their responsibility to the stockholders, potential stockholders, and investment community relating to corporate accounting, reporting practices of the Corporation, and the quality and integrity of the financial reports of the Corporation. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the Directors, the independent auditors, the internal auditors, and the financial management of the Corporation.

Responsibilities

      In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Directors and stockholders that the corporate accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality.

      In carrying out these responsibilities, the Audit Committee will:

•	Review and recommend to the Directors the independent auditors to be selected to audit the financial statements of the Corporation and its divisions and subsidiaries.

•	Meet with the independent auditors and financial management of the Corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including comments or recommendations of the independent auditors.

•	Review with the independent auditors, and the Corporation’s financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the Audit Committee periodically should review the Corporation’s policy statements to determine their adherence to the code of conduct.

•	Review the internal audit function of the Corporation including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

•	Review the financial statements contained in the Annual Report to Stockholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the stockholders. Any changes in accounting principles should be reviewed.

•	Provide sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditor’s evaluation of the Corporation’s financial, accounting, and

A-1

auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

•	Review accounting and financial human resources and succession planning within the Corporation.

•	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Audit Committee meeting with, the Board of Directors.

•	Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

•	Comply with the appropriate rules and regulations of the Nasdaq and the United States Securities and Exchange Commission regarding Audit Committees, including rules and regulations regarding the standards of independence and financial literacy, as and when such rules and regulations become effective and as they may from time to time be amended.

A-2

LIPID SCIENCES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS

     The signatory hereby appoint(s) Sandra Gardiner, with full power of substitution, the lawful attorney and proxy of the signatory to vote as designated on the reverse side, and, in her discretion, upon such other business as may properly be presented to the meeting, all of the shares of LIPID SCIENCES, INC. which the signatory shall be entitled to vote at the Annual Meeting of Stockholders to be held on May 29, 2003, and at any adjournments or postponements thereof.

     This proxy, when properly executed, will be voted in the manner directed by the stockholder(s) signing on the reverse side. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE. This proxy may be revoked at any time prior to the time it is voted by any means described in the accompanying proxy statement.

     PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES.

(TO BE SIGNED ON REVERSE SIDE)

☒	Votes must be indicated (x) in Black or Blue ink	Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope

LIPID SCIENCES, INC.’s Board of Directors recommend a vote FOR the nominees listed below

Election of Directors				To change your address mark this box ☐

FOR the nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for the nominees listed below.	☐	EXCEPTIONS*	☐

Nominees: William A. Pope and S. Lewis Meyer

(Instructions: To withhold authority
to vote for any individual nominee,
mark the “Exceptions*” box and write
that nominees on the following blank line.)

Exceptions*	_________________________________

Please date and sign exactly as name(s) appear(s) hereon. If shares are held jointly, each holder should sign. Please give full title and capacity in which signing if not signing as an individual.

Date	Share Owner sign here	Co-Owner sign here